Exhibit 99.1

UAL Investor Update: December 17, 2008

	4Q 2008 Estimated Growth
	Percent Higher/ (Lower) Than 4Q 2007
	Capacity	Traffic
Traffic and Capacity	(Available Seat Miles)	(Revenue Passenger Miles)
Mainline	(11.7)%	(13.5) – (12.5)%
Express	(0.7)%	(1.5) – (0.5)%
Consolidated	(10.6)%	(12.5) – (11.5)%
Revenue Update
Fourth quarter 2008 mainline passenger unit revenue (“PRASM”) is expected to increase between 2.5 percent and 3.5 percent year-over-year excluding the impact of Mileage Plus accounting changes. Including the impact of the Mileage Plus accounting changes, mainline PRASM is expected to increase/(decrease) between (0.3) percent and 0.7 percent year-over-year.
Fourth quarter consolidated PRASM is expected to increase between 3.0 percent and 4.0 percent year-over-year excluding the impact of Mileage Plus accounting changes. Including the impact of the Mileage Plus accounting changes, consolidated PRASM is expected to increase between 0.2 percent and 1.2 percent year-over-year.
Accounting for the change in expiration policy from 36 to 18 months for inactive Mileage Plus accounts, which was announced in January 2007 and became effective on December 31, 2007, added approximately $121 million of non-cash revenue to the Company’s consolidated passenger revenue for the fourth quarter of 2007. There was no comparable impact in the 2008 quarter.
The Company expects that deferred revenue accounting for the Mileage Plus program, excluding the change in expiration policy noted above, will reduce consolidated passenger revenue by approximately $61 million in the fourth quarter of 2008 versus the Company’s best estimate using the previous incremental cost method. Using the same comparison, deferred revenue accounting decreased consolidated passenger revenue by approximately $61 million in the fourth quarter of 2007.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

The Company estimates that cargo, mail and other revenue will be between $370 million and $380 million for the quarter, including UAFC sales of approximately $3 million.
Unit Costs
The Company estimates that mainline operating cost per available seat mile (“CASM”), excluding fuel and the impact of certain primarily non-cash impairment, severance, and other similar accounting charges expected to be incurred in the fourth quarter as described below, will be up 1.0 percent to 1.5 percent for the fourth quarter of 2008 from the same period in 2007. This unit cost projection includes a non-cash charge for maintenance inventory of approximately $20 million that the Company expects to record in the fourth quarter. The non-cash maintenance inventory charge represents approximately 80 basis points of non-fuel unit cost growth year over year.
Fuel
Fourth quarter total estimated mainline fuel consumption is 491 million gallons. The Company expects the following fuel prices based on the closing forward curve on December 11th:

Three Months
Ending Dec. 31,
2008
Estimated Mainline Fuel Price	Price Per Gallon
Mainline Fuel price including taxes and excluding impact of hedges	$2.55
Mainline Fuel price including taxes and cash net losses on settled hedges*	$2.85
Mainline Fuel price including taxes and impact of mark to market net losses on settled and unsettled hedges*	$3.63
* Includes only the hedge gains/losses that are accounted for in the fuel expense line; additional gains/losses on fuel hedges are included in non-operating income / expense.
The actual gain or loss on fuel hedges will be determined based on market prices prevailing at the end of the quarter.
The table below outlines the Company’s estimated collateral provisions at various crude oil prices, based on the hedge portfolio as of December 11, 2008:

Approximate Change in Cash Collateral For Each
Price of Crude Oil, in Dollars per Barrel:	$5 per Barrel Change in the Price of Crude Oil
Above $115	No Collateral Required
Above $70, but Below $115	$70 million
Above $50, but Below $70	$65 million
Below $50	$50 million
For example, using the table above, at an illustrative $80 per barrel the Company’s required collateral provision to its derivative counterparties would be approximately $490 million.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Non-Operating Income / Expense
The Company estimates that non-operating expense will be between $120 million to $130 million for the quarter, excluding the impact of any fuel hedging gains or losses that may be recorded in the non-operating income / expense line. A portion of the Company’s total hedge impact is recorded in non-operating expense, with the rest recorded in fuel expense. The Company estimates that $222 million in cash fuel hedging losses and $86 million in non-cash net mark-to-market fuel hedging losses will be recorded in non-operating income / expense at the end of the quarter based on December 11th closing forward curve prices. The actual gain or loss will be determined based on market prices prevailing at the end of the quarter.
Impairment, Severance and Other Similar Charges
The Company anticipates that it will record accounting charges in the fourth quarter associated with severance, asset impairments, and other charges as a result of its previously announced capacity reductions. At this time, the Company is unable to accurately estimate the amounts of these charges.
Liquidity
The Company expects to end the fourth quarter with unrestricted cash, cash equivalents and short-term investments of approximately $2.0 billion, restricted cash of approximately $0.3 billion, and posted fuel hedge collateral of approximately $0.9 billion. The fuel hedge collateral deposit estimates are based on December 11th closing forward curve prices. Actual fuel hedge collateral will be determined based on market prices prevailing at the end of the quarter. The Company is currently pursuing certain additional liquidity initiatives that are expected to close in the first few months of 2009.
Tax Rate
The Company expects to have an effective income tax rate of zero for the fourth quarter of 2008 and therefore will not record a tax benefit for the quarter.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Share Count
Shown below, for illustrative purposes only, are estimated basic and dilutive share counts for the fourth quarter of 2008 and full year 2008. Share counts shown below include the weighted average impact of shares sold through December 16th, 2008 in conjunction with the $200 million equity offering announced by the Company on December 1, 2008. Share counts shown below do not include any shares which may be sold after December 16th, 2008. The calculation of share counts is based on a number of assumptions including, but not limited to, an assumed market stock price, number of shares outstanding and a statutory tax rate of 37%. Actual share counts may be different from those shown below.

	4Q 2008
	(Estimated)
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income	(in millions)	(in millions)	(in millions)
Less than or equal to $0	130.9	130.9	$—
$1million- $30 million	130.9	131.5	$—
$31 million- $48 million	130.9	153.7	$5.2
Greater than $49 million	130.9	157.1	$6.3

	Full Year 2008
	(Estimated)
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income	(in millions)	(in millions)	(in millions)
Less than or equal to $3 million	126.6	126.6	$—
$4 million -$120 million	126.6	127.0	$—
$121 million	126.6	149.2	$20.6
$122 million- $190 million	126.6	152.3	$20.6
Greater than $191 million	126.6	155.7	$25.4

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward- looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our Amended Credit Facility and other financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to realize benefits from our resource optimization efforts and cost reduction initiative programs; our ability to utilize our net operating losses; our ability to attract, motivate and/or retain key employees; our ability to attract and retain customers; demand for transportation in the markets in which we operate; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); our ability to maintain satisfactory labor relations; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under the caption “Risk Factors” in Item 1A. of the 2007 Annual Report, as well as other risks and uncertainties set forth from time to time in the reports we file with U.S. Securities and Exchange Commission (“SEC”). Consequently, forward- looking statements should not be regarded as representations or warranties by UAL or United that such matters will be realized.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Non-GAAP To GAAP Reconciliations
Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. In addition, the Company believes that adjusting for Mileage Plus accounting changes provides a better comparison to several of its peers as many still apply the incremental cost method of accounting to their loyalty plans.

	Three Months Ending Dec. 31, 2008
				Year-over-Year
Operating expense per ASM CASM*	2008 Estimate		2007	% Change
(cents)	Low	High	Actual	Low	High
Mainline operating expense	14.15	14.19	12.39	14.2%	14.6%
Less: fuel expense & cost of third party sales – UAFC	(5.79)	(5.79)	(4.11)	40.9%	40.9%

Mainline excluding fuel & UAFC	8.36	8.40	8.28	1.0%	1.5%
* Operating expense per ASM – CASM also excludes the impact of certain primarily non-cash impairment, severance, and other similar accounting charges. While we anticipate that we will record such an accounting charge in the fourth quarter, at this time the Company is unable to accurately estimate the amounts of these charges.

	Three Months Ending Dec. 31, 2008
				Year-over-Year
Mainline Passenger Revenue per ASM	2008 Estimate		2007	% Change
– PRASM (cents)	Low	High	Actual	Low	High
Mainline passenger revenue	10.83	10.93	10.86	(0.3)%	0.7%
Plus/(Less): Mileage Plus impacts	0.16	0.16	(0.14)	—	—

Mainline passenger revenue excluding Mileage Plus impacts	10.99	11.09	10.72	2.5%	3.5%

	Three Months Ending Dec. 31, 2008
				Year-over-Year
Consolidated Passenger Revenue per	2008 Estimate		2007	% Change
ASM – PRASM (cents)	Low	High	Actual	Low	High
Consolidated passenger revenue	11.74	11.85	11.71	0.2%	1.2%
Plus/(Less): Mileage Plus impacts	0.17	0.17	(0.15)	—	—

Consolidated passenger revenue excluding Mileage Plus impacts	11.91	12.02	11.56	3.0%	4.0%

The United Building: 77 West Wacker Drive, Chicago, IL 60601